UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective June 15, 2012, on the recommendation of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of XenoPort, Inc. (the “Company”), the Board elected Ernest Mario, Ph.D., as a Class 1 director for a term expiring at the 2015 Annual Meeting of Stockholders. There was no arrangement or understanding between Dr. Mario and any other persons pursuant to which Dr. Mario was selected as a director. Dr. Mario was also appointed to the Committee, replacing Paul L. Berns, whose service on the Committee ended effective June 15, 2012.

Dr. Mario will participate in the Company’s compensation program for non-employee directors. Pursuant to this program, Dr. Mario is eligible to receive $20,000 per year for service as a Board member (paid as a quarterly retainer), $2,000 for each Board meeting attended in person (or by video or telephone conference) and $1,000 for each Committee meeting attended in person (or by video or telephone conference). In addition, all non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

Dr. Mario is also eligible to receive automatic grants of stock options to purchase shares of the Company’s common stock under the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Pursuant to the terms of the Directors’ Plan, Dr. Mario shall receive a one-time initial option to purchase 30,000 shares of the Company’s common stock. Such initial option grant vests monthly over two years from the date of Dr. Mario’s election to the Board. In addition, under the Directors’ Plan, any individual who is serving as a non-employee director on the date of each annual meeting of stockholders shall receive an option to purchase up to 15,000 shares of the Company’s common stock on such annual meeting date. Such annual option grants vest in a series of 12 successive equal monthly installments measured from the date of grant. Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of the Company’s common stock subject to the option on the grant date. As long as the optionee continues to serve with the Company, the option will continue to vest and be exercisable during its term. When the optionee’s service terminates, the optionee may exercise any vested options for a period of three years following the cessation of service. All stock options granted under the Directors’ Plan have a term of ten years.

Subject to prior Board approval each year, Dr. Mario is also eligible to receive a restricted stock unit award covering 5,000 shares under the Company’s 2005 Equity Incentive Plan as of the date of the annual meeting of the stockholders of the Company if he is serving as a non-employee director at that time. Such restricted stock unit award vests in full on the one-year anniversary of the grant date, assuming continuous service on such vesting date.

A press release announcing Dr. Mario’s election to the Board is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release, dated June 18, 2012, relating to the appointment of Ernest Mario, Ph.D., to the XenoPort board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC. (Registrant)

Dated: June 18, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated June 18, 2012, relating to the appointment of Ernest Mario, Ph.D., to the XenoPort board of directors.